EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2004, relating to the consolidated financial statements and financial statement schedule of SimpleTech, Inc., which appear in SimpleTech, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

PricewaterhouseCoopers LLP

/s/    PricewaterhouseCoopers LLP

Orange County, California

April 7, 2004